Exhibit 99.1

SandRidge Permian Trust Announces Quarterly Distribution

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas April 27, 2021 — SANDRIDGE PERMIAN TRUST (OTC Pink: PERS) today announced a quarterly distribution for the three-month period ended March 31, 2021 of approximately $1.5 million, or $0.028 per unit. This distribution relates in part to oil and gas production attributable to the Trust’s royalty interests from December 1, 2020 to February 28, 2021, as well as to (1) a reimbursement by Montare Resources I, LLC (“Montare”) of a portion of property taxes attributable to assets sold by Avalon Energy, LLC (“Avalon”) to Montare in October 2020 and (2) the distribution Avalon received in March 2021 and returned to the Trust pursuant to the terms of the Repayment Agreement described below. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before May 28, 2021 to holders of record as of the close of business on May 14, 2021.

During the three-month production period ended February 28, 2021, combined sales volumes were lower than the previous period primarily due to a full three months of production after the sale of certain assets by Avalon to Montare (as previously disclosed in the Trust’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020). The decrease in hydrocarbon production for the production period ended February 28, 2021 was partially offset by a material increase in the average price of oil, natural gas and natural gas condensate during the production period as compared to the three-month production period ended November 30, 2020. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter until completion of the winding up process and dissolution.

As previously disclosed in the Trust’s Current Report on Form 8-K filed on April 23, 2020, Avalon was unable to pay on a timely basis in May 2020 the approximately $4.65 million it owes the Trust (the “May 2020 Quarterly Payment”) relating to the three-month period ended March 31, 2020 (which primarily relates to production attributable to the Trust’s overriding royalty interests (the “Royalty Interests”) from December 1, 2019 to February 29, 2020). Consequently, The Bank of New York Mellon Trust Company, N.A., as the trustee of the Trust (the “Trustee”), was unable to make the quarterly distribution to Trust unitholders for the three-month period ended March 31, 2020. In accordance with the terms of the conveyances pursuant to which the Royalty Interests were originally conveyed to the Trust, the unpaid amount owed the Trust has been accruing interest at the rate of interest per annum publicly announced from time to time by The Bank of New York Mellon Trust Company, N.A. as its “prime rate” in effect at its principal office in New York City until paid to the Trust.

On March 1, 2021, as previously disclosed, the Trust and Avalon entered into a repayment agreement setting forth the terms by which Avalon has agreed to pay the May 2020 Quarterly Payment to the Trust, together with accrued interest (the “Repayment Agreement”). Beginning with the quarterly distribution paid to Trust unitholders on or about February 26, 2021 (the “February Distribution”), Avalon will apply towards the payment of the May 2020 Quarterly Payment the full amount of each quarterly cash distribution, if any, to which Avalon, as a unitholder of the Trust, is entitled (each such cash distribution, a “Company Distribution Amount”), until the May 2020 Quarterly Payment, together with accrued interest, has been paid in full to the Trust, subject to any obligations Avalon may have to repay the revolving line of credit Avalon had previously obtained from Washington Federal Bank, National Association (“WaFed”), pursuant to the terms of a loan agreement that are not waived by WaFed as provided in the Repayment Agreement. Promptly following the February Distribution, Avalon deposited its portion of the February Distribution, or $984,375, into a repayment account established by the Trustee on behalf of the Trust (the “Repayment Account”), as an initial payment toward the May 2020 Quarterly Payment, and that amount is included in the calculation of the quarterly distribution for the three-month period ended March 31, 2021 (the “May Distribution”). Avalon will deposit the Company Distribution Amount relating to the May Distribution, or $367,500, into the Repayment Account promptly, but in no event later than the next business day, after the Company’s receipt thereof, and that amount will be included in the calculation of the quarterly distribution for the three-month period ending June 30 2021. As of April 20, 2021, the outstanding balance of the May 2020 Quarterly Payment, together with accrued interest, that Avalon owes the Trust is $3,805,905.

As described in the Trust’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”), the amended and restated trust agreement governing the Trust (the “Trust Agreement”) requires the Trust to dissolve and commence winding up of its business and affairs if cash available for distribution for any four consecutive quarters, on a cumulative basis, is less than $5.0 million. Cash available for distribution for the four consecutive quarters ended December 31, 2020, on a cumulative basis, totaled approximately $2.4 million, due in part to the inability of Avalon to make the May 2020 Quarterly Payment. Because Avalon’s inability to make the May 2020 Quarterly Payment contributed to the insufficient cumulative cash available for distribution over the four-quarter period, the Trustee and Avalon submitted to an arbitration panel, in accordance with the Trust Agreement, the question of whether the Trust nonetheless remains required to dissolve following the end of that period. On February 25, 2021, the arbitration panel determined that the existence of the unpaid May 2020 Quarterly Payment does not alter the requirement of the Trust to terminate under the provisions of the Trust Agreement.

As a result, the Trust was required to dissolve and commence winding up beginning as of the close of business on February 26, 2021. Accordingly, the Trustee is required to sell all of the Trust’s assets other than cash, which consist solely of the Royalty Interests, either by private sale or public auction, and distribute the net proceeds of the sale to the Trust unitholders after payment, or reasonable provision for payment, of all Trust liabilities, which is expected to include the establishment of cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, in accordance with the Delaware Statutory Trust Act. The sale process will involve costs that will reduce the amounts of any distributions to Trust unitholders during the winding up period. As required by the Trust Agreement, the Trustee has engaged a third-party advisor to assist with the marketing and sale of the Royalty Interests. As provided in the Trust Agreement, Avalon has a right of first refusal with respect to any sale of Royalty Interests to a third party. The Trustee expects to complete the sale of the Royalty Interests by the end of the third quarter of 2021 and distribute the net proceeds of the sale (together with any cash reserves in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities of the Trust) to the Trust unitholders on the following quarterly payment date, and the Trust units are expected to be canceled shortly thereafter. Pending the sale or sales of the Royalty Interests, and subject to the effective date and other terms of such sale or sales, the Trust anticipates that it will continue to receive income, if any, attributable to the Royalty Interests and will continue to make quarterly distributions to Trust unitholders to the extent there is available cash after payment of Trust expenses and additions to cash reserves. The Trust will remain in existence until the filing of a certificate of cancellation with the Secretary of State of the State of Delaware following the completion of the winding up process.

The Trust continues to own, and is entitled to receive proceeds from the sale of production attributable to, the Royalty Interests, which are the sole assets of the Trust.  As described in the Trust’s filings with the SEC, the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and natural gas liquids prices, and the amount and timing of the Trust’s administrative expenses, among other factors.  All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the three-month period ended March 31, 2021 are presented below (dollars in thousands, except average prices and per unit):

Sales Volumes
Oil (MBbl)	12
Natural Gas Liquids “NGL” (MBbl)	1
Natural Gas (MMcf)	5
Combined (MBoe)	14
Average Price
Oil (per Bbl)	$50.30
NGL (per Bbl)	$23.67
Natural Gas (per Mcf)	$1.88
Natural Gas (per Mcf) including impact of post-production expenses	$1.64

Royalty income	$620
Total Revenues	620
Expenses	477
Distributable income	143
Ad Valorem Tax Reimbursement (1)	343
Company Distribution Amount (2)	984
Distributable income available to unitholders	$1,470
Distributable income per unit (52,500,000 units issued and outstanding)	$0.028

(1)	Represents that portion of 2020 Ad Valorem Tax attributable to the assets sold by Avalon to Montare in October 2020, which was reimbursed by Montare in February 2021.
(2)	Represents Avalon’s deposited portion of the February Distribution pursuant to the Repayment Agreement.

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has withheld the greater of $190,000 or 3.5% of the funds otherwise available for distribution to Trust unitholders each quarter to gradually increase cash reserves for the payment of future known, anticipated or contingent expenses or liabilities to a total of approximately $3,275,000.  This targeted reserve amount has been funded in full. As a result, no additional cash reserve amount is being withheld from the distribution for the three-month period ended March 31, 2021. Any cash reserves remaining after the payment of all expenses and liabilities and any further additions to cash reserves as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, will be distributed to unitholders prior to the completion of the winding up process. The Trustee may increase or decrease the targeted cash reserve amount at any time, and may increase or decrease the rate at which it withholds funds to build the cash reserve at any time, without advance notice to Trust unitholders.

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at a 30% rate unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons.

The Tax Cuts and Jobs Act (the “TCJA”) enacted in December 2017 treats a non-U.S. holder’s gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the sale of such Trust units. The TCJA also requires a transferee of Trust units to withhold 10% of the amount realized on the sale or exchange of such units (generally, the purchase price) unless the transferor certifies that it is not a non-resident alien individual or foreign corporation or another exception is available. Pursuant to final Treasury Regulations issued on October 7, 2020, this new withholding obligation will become applicable to transfers of units in publicly traded partnerships such as the Trust (which is classified as a partnership for federal and state income tax purposes) occurring on or after January 1, 2022.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of this provision. These forward-looking statements include the amount and date of any anticipated distribution to unitholders; the amount and date of any future distributions to unitholders of the Trust; expectations relating to Avalon’s payment to the Trust of amounts pursuant to the Repayment Agreement; expectations regarding the timing of the completion of the sale process and the winding up of the Trust, including the cancellation of the Trust units; expectations regarding the costs involved in the sale process; and statements regarding the possibility of future distributions to unitholders during the winding up period. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Avalon with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing commodity prices, which are subject to events beyond the control of Avalon or the Trust, including a resurgence of the COVID-19 virus or variants thereof. Other important factors that could cause actual results to differ materially and adversely impact distributions to unitholders include lease operating expenses related to the operation of the oil and gas properties burdened by the Trust’s overriding royalty interests, expenses of the Trust, and reserves made by the Trust for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made above. Neither Avalon nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020, and all of its other filings with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555